Exhibit 99.1

For Immediate Release

Encore Capital Reports Record Fourth Quarter and Full Year 2005 Earnings

SAN DIEGO, March 15, 2006 /PRNewswire-FirstCall/ — Encore Capital Group, Inc. (Nasdaq: ECPG), a leading accounts receivable management firm, today reported consolidated financial results for the fourth quarter and full year ended December 31, 2005.

For the fourth quarter of 2005:

•	Gross collections were $72.0 million, a 35% increase over the $53.4 million in the same period of the prior year

•	Total revenues were $58.4 million, a 27% increase over the $46.0 million in the same period of the prior year

•	Net income was $7.8 million, a 37% increase over the $5.7 million in the same period of the prior year

•	Earnings per fully diluted share were $0.32, a 33% increase over the $0.24 in the same period of the prior year.

For the full year of 2005:

•	Gross collections were $292.2 million, a 24% increase over the $234.7 million in 2004

•	Total revenues were $221.8 million, a 24% increase over the $178.5 million in 2004

•	Net income was $31.1 million, a 34% increase over the $23.2 million in 2004

•	Earnings per fully diluted share were $1.30, a 31% increase over the $0.99 in 2004

Commenting on the fourth quarter and the full year, J. Brandon Black, President and CEO of Encore Capital Group, Inc., said, “Our fourth quarter capped another record year for the Company. For the year, we generated the highest level of collections, revenues, and profits in our history. We continue to remain disciplined in our purchasing process and during the fourth quarter we spent $39.9 million to purchase $1.3 billion in face value of debt. While deal flow was very strong in the fourth quarter due to the increased supply in the credit card market resulting from bankruptcy reform, we limited our purchases to those that we felt were appropriately priced and could generate an adequate return for our stockholders. Similarly, we remained steadfast in our goal to find further process innovations and efficiency improvements to help offset the elevated level of pricing that we continue to see.

“We continue to be pleased with our initial bulk portfolio purchase and the forward flow agreement from the Jefferson Capital transaction. Through the end of February 2006, cumulative

Encore Capital Group, Inc.

collections on the initial bulk portfolio purchase were $50.4 million, or 53% of the purchase price. The forward flow continues to provide us favorably priced portfolio and collections continue to meet our expectations.

“Ascension Capital, our fee-based bankruptcy services business achieved record placements in the fourth quarter, confirming our projections for increasing demand for these services. We continue to see a strong pipeline of potential new clients that we believe will help this business maintain its momentum in the future,” said Mr. Black.

Financial Highlights

Revenue recognized on receivable portfolios, as a percentage of portfolio collections, was 75% in the fourth quarter of 2005, compared with 86% in the fourth quarter of 2004. The lower revenue recognition rate was partially attributable to a higher percentage of collections from more recently purchased portfolios that have lower collection multiples assigned to them. The change in the revenue recognition rate was also attributable to a $2.3 million allowance charge recorded in the fourth quarter of 2005, which was netted against revenue.

The Company generated $4.4 million in fee-based revenue during the fourth quarter of 2005, through the Ascension Capital bankruptcy services business acquired in August 2005.

Total operating expenses for the fourth quarter of 2005 were $38.0 million, compared with $27.9 million in the fourth quarter of 2004. Excluding Ascension Capital, which is a fee-based business, operating expenses were $32.9 million in the fourth quarter of 2005, compared with $27.9 million in the fourth quarter of 2004, while operating expense per dollar collected declined to 45.7% from 52.3%.

Total interest expense was $7.8 million in the fourth quarter of 2005, compared to $8.5 million in the fourth quarter of 2004. The contingent interest component of interest expense was $4.6 million in the fourth quarter of 2005, compared with $7.4 million in the same period of the prior year. The Company continues to see a reduction in contingent interest expense as collections decline from older portfolios purchased under its previous credit facility.

During the fourth quarter, the Company spent $39.9 million to purchase $1.3 billion in face value of debt. For the full year of 2005, the Company spent $195.6 million to purchase $5.9 billion in face value of debt.

Outlook

Commenting on the outlook for Encore Capital Group, Mr. Black said, “In 2006, we expect our traditional collection business to be a steady cash generator and we will continue to enhance our unique operating platform that is predicated on consumer level analytics and technology. We have been able to maintain strong revenue and earnings growth despite a challenging purchasing environment over the last year, and we remain confident in our ability to continue generating growth in revenue and earnings over the long term. The fundamentals of our industry remain strong, with expected future increases in supply as consumer debt levels increase and creditors

Encore Capital Group, Inc.

across different asset classes explore debt sales to monetize their charged-off receivables. Our consumer level analytical approach will position us well to capitalize on these opportunities.

“Nevertheless, our near term earnings growth will be affected by our ability to identify opportunities to acquire attractively priced portfolios, as we did with the Jefferson Capital transaction in 2005, and by our portfolio mix which has shifted towards more recently purchased portfolios with lower collection multiples assigned to them. In 2006, we will continue to supplement our core business by seeking to identify investment opportunities in new areas with high growth potential within the distressed consumer debt market, as we did with bankruptcy services and medical collections,” said Mr. Black.

Conference Call and Webcast

The Company will hold a conference call today at 2:00 PM Pacific time / 5:00 P.M. Eastern time to discuss fourth quarter and full year results. Members of the public are invited to listen to the live conference call via the Internet.

To hear the presentation, log on at the Investor Relations page of the Company’s web site at www.encorecapitalgroup.com. For those who cannot listen to the live broadcast, a replay of the conference call will be available shortly after the call at the same location.

About Encore Capital Group, Inc.

Encore Capital Group, Inc. is a systems-driven purchaser and manager of charged-off consumer receivables portfolios. More information on the company can be found at www.encorecapitalgroup.com.

Forward Looking Statements

The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “may,” “believes,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, projections of future contingent interest expense, purchase volumes, revenues, income or loss (including our expectations regarding the current environment for and timing of portfolio purchases and the resulting effect on revenue and profitability), the size of the markets for bankruptcy services and delinquent consumer healthcare debt, and the exploitation of new opportunities in those markets; plans for future acquisitions, operations, products or services; and financing needs or plans, as well as assumptions relating to those matters. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and our subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could affect the Company’s results and cause them to materially differ from those contained in the forward-looking statements include: the Company’s ability to purchase receivables portfolios on acceptable terms and in sufficient quantities; the Company’s ability to acquire and collect on portfolios consisting of new types of receivables; the Company’s ability to recover sufficient amounts on or with respect to receivables to fund operations; the Company’s ability to successfully execute acquisitions; the Company’s continued servicing of receivables in its third party financing transactions; the Company’s ability to hire and retain qualified personnel to recover on its receivables efficiently; changes in, or failure to comply with, government regulations; the costs, uncertainties and other effects of legal and administrative proceedings; and risk factors and cautionary statements made in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2005. Forward-looking statements speak only as of the date the statement was made. They are inherently subject to risks and uncertainties, some of which the Company cannot

Encore Capital Group, Inc.

control, predict or quantify. Future events and actual results could differ materially from the forward-looking statements. The Company will not undertake and specifically declines any obligation, nor does the Company intend, to update or revise any forward-looking statements to reflect new information or future events or for any other reason. In addition, it is the Company’s policy generally not to make any specific projections as to future earnings, and the Company does not endorse any projections regarding future performance that may be made by third parties.

Contact:

Encore Capital Group, Inc.

Paul Grinberg (858) 309-6904 (Stockholders/Analysts)

paul.grinberg@encorecapitalgroup.com

or

Ren Zamora (858) 560-3598 (Investor Relations)

ren.zamora@encorecapitalgroup.com

FINANCIAL TABLES FOLLOW

Encore Capital Group, Inc.

Encore Capital Group, Inc.

Consolidated Statements of Financial Condition

(In Thousands, Except Par Value Amounts)

	December 31, 2005 (A)	December 31, 2004 (A)
Assets
Cash and cash equivalents	$7,026	$9,731
Investment in marketable securities	—	40,000
Restricted cash	4,212	3,432
Accounts receivable, net	5,515	—
Investment in receivables portfolios, net	256,333	137,963
Property and equipment, net	5,113	3,360
Prepaid income tax	4,289	24
Purchased servicing asset	3,035	—
Deferred tax assets, net	2,040	361
Forward flow asset	38,201	—
Other assets	16,065	6,271
Goodwill	14,148	—
Identifiable intangible assets, net	5,227	—

Total assets	$361,204	$201,142

Liabilities and stockholders’ equity
Liabilities:
Accounts payable and accrued liabilities	$23,101	$17,418
Accrued profit sharing arrangement	16,528	20,881
Deferred revenue	3,326	—
Purchased servicing obligation	1,776	—
Debt	198,121	66,828

Total liabilities	242,852	105,127

Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $.01 par value, 5,000 shares authorized, and no shares issued and outstanding	—	—
Common stock, $.01 par value, 50,000 shares authorized, and 22,651 shares and 22,166 shares issued and outstanding as of December 31, 2005 and 2004, respectively	227	222
Additional paid-in capital	57,989	66,788
Accumulated earnings	59,925	28,834
Accumulated other comprehensive income	211	171

Total stockholders’ equity	118,352	96,015

Total liabilities and stockholders’ equity	$361,204	$201,142

(A) Derived from the audited consolidated financial statements.

Encore Capital Group, Inc.

Encore Capital Group, Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31,
	2005	2004	2005 (A)	2004 (A)
Revenues
Revenue from receivable portfolios, net	$53,906	$45,881	$215,931	$177,783
Servicing fees and other related revenue	4,470	98	5,904	692

Total revenues	58,376	45,979	221,835	178,475

Operating expenses
Salaries and employee benefits	14,500	12,006	52,410	47,193
Cost of legal collections	9,128	7,674	35,090	28,202
Other operating expenses	4,445	3,184	16,973	13,645
Collection agency commissions	4,559	1,585	17,287	4,786
General and administrative expenses	4,162	2,935	13,375	9,212
Depreciation and amortization	1,200	539	2,686	1,951

Total operating expenses	37,994	27,923	137,821	104,989

Income before other income (expense) and income taxes	20,382	18,056	84,014	73,486

Other income (expense)
Interest expense	(7,778)	(8,501)	(32,717)	(35,330)
Other income	319	118	929	690

Total other expense	(7,459)	(8,383)	(31,788)	(34,640)

Income before income taxes	12,923	9,673	52,226	38,846
Provision for income taxes	(5,160)	(3,990)	(21,135)	(15,670)

Net income	$7,763	$5,683	$31,091	$23,176

Basic - earnings per share computation:
Net income	$7,763	$5,683	$31,091	$23,176

Weighted average shares outstanding	22,353	22,126	22,299	22,072

Earnings per share – Basic	$0.35	$0.26	$1.39	$1.05

Diluted - earnings per share computation:
Net income	$7,763	$5,683	$31,091	$23,176
Interest expense on convertible notes, net of tax	149	—	207	—

Net income assuming conversion of convertible notes	$7,912	$5,683	$31,298	$23,176

Weighted average shares outstanding	22,353	22,126	22,299	22,072
Incremental shares from assumed conversion of warrants, options, and preferred stock	1,226	1,479	1,240	1,409
Incremental shares from assumed conversion of convertible notes	1,338	—	459	—

Diluted weighted average shares outstanding	24,917	23,605	23,998	23,481

Earnings per share – Diluted	$0.32	$0.24	$1.30	$0.99

(A) Derived from the audited consolidated financial statements.

Encore Capital Group, Inc.

Encore Capital Group, Inc.

Consolidated Statements of Cash Flows

(In Thousands)

	Years ended December 31,
	2005 (A)	2004 (A)
Operating activities
Gross collections	$292,163	$234,676
Less:
Amounts collected on behalf of third parties	(1,052)	(2,337)
Amounts applied to principal on receivable portfolios	(72,044)	(54,557)
Servicing fees	451	692
Operating expenses	(128,355)	(98,470)
Interest payments	(7,139)	(2,892)
Contingent interest payments	(27,541)	(24,128)
Other income	929	690
Decrease (increase) in restricted cash	(780)	(2,590)
Income taxes	(25,406)	(14,672)

Net cash provided by operating activities	31,226	36,412

Investing activities
Cash paid for Jefferson Capital	(142,862)	—
Cash paid for Ascension Capital Group	(15,970)	—
Escrow deposit on employee retention contract	(2,000)	—
Purchases of receivable portfolios	(94,689)	(103,374)
Collections applied to principal of receivable portfolios	72,044	54,557
Purchases of marketable securities	—	(40,000)
Proceeds from the sale of marketable securities	40,000	—
Proceeds from put-backs of receivable portfolios	1,996	1,185
Purchases of property and equipment	(2,863)	(2,525)

Net cash used in investing activities	(144,344)	(90,157)

Financing activities
Proceeds from notes payable and other borrowings	191,367	78,676
Proceeds from convertible note borrowings	100,000	—
Proceeds from sale of warrants associated with convertible notes	11,573	—
Purchase of call options associated with convertible notes	(27,418)	—
Repayment of notes payable and other borrowings	(160,947)	(53,288)
Proceeds from exercise of common stock options and warrants	1,213	169
Capitalization of loan fees	(5,816)	(494)
Net borrowing (repayment) of capital lease obligations	441	(199)

Net cash provided by financing activities	110,413	24,864

Net increase (decrease) in cash	(2,705)	(28,881)
Cash and cash equivalents, beginning of year	9,731	38,612

Cash and cash equivalents, end of year	$7,026	$9,731

(A) Derived from the audited consolidated financial statements.

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